U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940
                         ------------------------------

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  THE APPLETON FUNDS

Address of Principal Business Office (No. & Street, City, State, Zip Code):
221 East Fourth Street, Suite 300, Cincinnati, Ohio 45202

Telephone Number (including area code):  513/362-8000

Name and address of agent for service of process:

Mr. James I. Ladge
Appleton Partners, Inc.
45 Milk Street, Eighth Floor
Boston, Massachusetts 02109

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes /x/ No / /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the ____ day of ______, 2000.

                                        /s/ James I. Ladge
                                        ---------------------------
                                        James I. Ladge
                                        Senior Vice President


Attest: /s/ Jay S. Fitton
        ---------------------
        Jay S. Fitton, Assistant Secretary